Exhibit 99.1

SECOND AMENDMENT TO

AMENDED & RESTATED EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO AMENDED & RESTATED EMPLOYMENT AGREEMENT (the “Second Amendment”) is made and entered into as of September 27, 2020 by and between COLLECTORS UNIVERSE, INC., a Delaware corporation (the “Company”), and JOSEPH J. ORLANDO (“Executive”), with reference to the following:

A. Executive is currently employed as the President and Chief Executive Officer (“CEO”) of the Company, pursuant to an Amended and Restated Employment Agreement dated as of September 24, 2019, as amended by the First Amendment to Amended and Restated Employment Agreement (and, as so amended, the “Restated Employment Agreement”).

B. The Company and Executive desire to enter into this Agreement in order to amend the Restated Employment Agreement as and to the extent set forth below in this Second Amendment.

NOW, THEREFORE, in consideration of the respective promises of each party made to the other in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, it is agreed as follows:

1. Extension of the Term of the Restated Employment Agreement. Subsection 3.1 of the Restated Employment Agreement is hereby amended to read in its entirety as follows:

“3.1 Unless sooner terminated as provided in Section 5 or Section 6 below, the term of Executive’s employment with the Company as its President and its CEO pursuant to this Agreement shall commence on September 24, 2019 (the “Commencement Date”) and shall end at the close of business on September 30, 2022 (the “Expiration Date”).”

2. No Other Changes. The Restated Employment Agreement, as amended by this Second Amendment shall remain in full force and effect and, except as and to the extent amended by this Second Amendment, shall remain unchanged.

3. Miscellaneous.

3.1 Entire Agreement. This Second Amendment contains all of the agreements of the parties relating to, and supersedes all prior agreements or understandings, written or oral, between the parties regarding, the subject matter hereof.

3.2 Binding on Successors. This Second Amendment shall be binding on the parties and, subject to the provisions of Section 9.8 of the Restated Employment Agreement (entitled “No Assignment”), which provisions are incorporated herein by this reference, will be binding on each party’s respective heirs, legal representatives and successors and assigns.

3.3 Headings. Section and paragraph headings in this Second Amendment are for convenience of reference only and shall not affect the meaning or have any bearing on the interpretation of any provision of this Second Amendment.

3.4 Severability. If any provision of this Second Amendment is held to be invalid, illegal or unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired in any way as a result thereof.

3.5 Governing Law. This Second Amendment is made in and shall be construed and interpreted according to and enforced under the internal laws of the State of California, excluding its choice of law rules and principles.

3.6 Counterparts. This Second Amendment may be executed by the parties in separate counterparts, and each of such signed counterparts, and any photocopies, facsimiles or digital copies thereof, shall be deemed to be an original, but all of which, together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Second Amendment as of the day and date first above written:

The Company:	Executive:

COLLECTORS UNIVERSE, INC.

By:	/s/ JOSEPH J. WALLACE	/s/ JOSEPH J. ORLANDO
	Joseph J. Wallace,	Joseph J. Orlando
Senior Vice President & Chief Financial Officer

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